March 3, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners
We have read the statements by Stewart Capital Mutual Funds copy attached , which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of
Form N-SAR, as part of the Form N-SAR of Stewart Capital
Mutual Funds to be dated March 3, 2011. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP